SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 23, 2009

RGC RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Virginia	000-26591	54-1909697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

519 Kimball Ave., N.E. Roanoke, Virginia	24016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 540-777-4427

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 23, 2009, Roanoke Gas Company (“Roanoke”), the utility subsidiary or RGC Resources, Inc. (“Resources”) entered into a new Promissory Note in the original principal amount of $18,000,000 in favor of Wachovia Bank, National Association (“Wachovia”). This Note renews, extends and modifies a Promissory Note dated June 30, 2008, in the original principal amount of $28,000,000 delivered by Roanoke in favor of Wachovia. The new Note modifies the principal amount of the existing Note and extends the expiration date to March 31, 2010. The new Note has an effective date of April 1, 2009.

In addition and in connection with the Promissory Note for Roanoke, Resources executed a new Unconditional Guaranty in favor of Wachovia unconditionally guaranteeing timely payment and performance of any obligations of Roanoke to Wachovia.

The purpose of the Note is to provide working capital financing for Roanoke’s operations. This current Note with Wachovia provides for variable interest rate based upon 30-day LIBOR, an availability fee applied to the difference between the face amount of the note and the average outstanding Note balance during the period, and a multiple-tier level for borrowing limits to accommodate seasonal borrowing demands. The multiple-tier approach minimizes the Company’s borrowing costs by improving the level of utilization on its line-of-credit arrangement, minimizing the effect of the availability fee, and providing greater credit availability as borrowing requirements increase. The Note provides for borrowing limits that range from $1,000,000 to a maximum of $18,000,000 during the term of the Note.

ITEM 9.01.	FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits.

10.1	Promissory Note in the original principal amount of $18,000,000 by Roanoke Gas Company in favor of Wachovia Bank, National Association dated March 23, 2009.

10.2	Unconditional Guaranty by and between RGC Resources, Inc. and Wachovia Bank, National Association, dated March 23, 2009 for the benefit of Roanoke Gas Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RGC RESOURCES, INC.

Date: March 26, 2009	By:	/s/ Howard T. Lyon
Howard T. Lyon
Vice-President, Treasurer and CFO
(Principal Financial Officer)